Dated

RULES

OF

THE BP

BP SHARESAVE UK PLAN 2001

Directors Adoption:	31.05.01
Revenue Approval:	23.05.01
IR Ref:	SRS2627/RF
Expiry Date:	20.04.11
Shareholder Approval:	19.04.01

Rules of the BP Sharesave UK Plan 2001

  Meanings of Words Used

In these Rules:

“Associated Company” has the meaning given to it by Section 187(2) of the Taxes Act;

“Bonus Date” means the date on which the bonus becomes payable under the terms of the relevant Savings Contract;

“Business Day” means a day on which the London Stock Exchange is open for the transaction of business;

“Company” means BP p.lc.;

“Control” has the meaning given to it by Section 840 of the Taxes Act;

“Date of Grant” means the date on which the Directors resolve that an option is granted;

“Directors” means the board of directors of the Company or a duly authorised committee of it or any person with the delegated authority of that  committee;

“Eligible Employee” means any person who on such date as the Directors may prescribe (being as near as they, in their absolute discretion, consider as conveniently practicable to the date on which the invitation is made):

(i)

(a)    either is an employee of a Participating Company, or is director of a Participating Company who is required to devote to his duties a minimum number of hours (not exceeding 25) a week as the Directors may determine; and

(b)    is chargeable to tax in respect of his office or employment under Case I of Schedule E of the Taxes Act; and

(c)    has such qualifying period (if any) of continuous service (not exceeding five years prior to the Date of Grant) as the Directors may from time to time determine.

or

(ii)    is a director or employee of a Participating Company and is nominated by the Directors (or is nominated as a member of a category of such directors or employees).

However, this does not include anyone who is excluded from participation in the Plan because of paragraph 8 of Schedule 9 to the Taxes Act (material interest provisions);

“the London Stock Exchange” means The London Stock Exchange plc;

“Model Code” means the UK Listing Authority Model Code for transactions in securities by directors, certain employees and persons connected with them;

“Monthly Contribution” means a monthly contribution under a Savings Contract;

“Option” means a right to acquire Shares granted under the Plan and subject to the Rules;

“Optionholder” means a person holding an Option including his personal representatives;

“Option Exercise Date” means the date as defined in Rule 12.2;

“Option Price” means the amount payable for each Share on the exercise of an Option calculated as described in Rule 5;

“Participating Companies” means:

(i)    the Company; and

(ii)    any Subsidiary and any other company agreed by the Inland Revenue which in both cases is designated by the Directors as a Participating Company;

“Plan” means this Plan known as the “BP Sharesave UK Plan 2001” constituted by this document as may be amended from time to time;

“Rules” means these rules of the Plan as changed from time to time;

“Savings Contract” means a contract under a certified contractual savings plan, within the meaning of Section 326 of the Taxes Act, which is approved by the Inland Revenue for the purposes of Schedule 9 to that Act;

“Shares” means fully paid ordinary shares in the capital for the time being of the Company which comply with the requirements of paragraphs 10 to 14 (inclusive) of Schedule 9 to the  Taxes Act;

“Specified Age” means 50;

“Subsidiary” means a company which is:

(i)    a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985; and

(ii)    under the Control of the Company;

“Taxes Act” means the Income and Corporation Taxes Act 1988.

  Invitations

2.1    Invitations

The Directors have discretion to decide whether the Plan will be operated. When they operate the Plan they must invite all Eligible Employees to apply for an Option.

2.2    Time when Invitations may be made

2.2.1    Invitations may only be made within 42 days starting on any of the following:

(i)    the day on which the Plan is formally approved by the Inland Revenue;

(ii)    the day after the announcement of the Company’s results to the London Stock Exchange for any period;

(iii)    any day on which the Directors resolve that exceptional circumstances exist which justify the making of invitations;

(iv)    any day on which changes to the legislation or regulations affecting savings related share option plans approved by the Inland Revenue under the Taxes Act are announced, effected or made; or

(v)    any day on which a new Savings Contract prospectus is announced or takes effect.

2.2.2    It may happen that the Directors cannot make the invitations due to restrictions imposed by statute, order, regulation or government directive, or by any code adopted by the Company based on the Model Code. If this occurs, the Directors may make the invitations within 42 days after the lifting of such restrictions.

2.3    Form of Invitations

An invitation will specify:

2.3.1    the eligibility criteria;

2.3.2    the Option Price or how it is to be calculated;

2.3.3    the form of application and the date by which applications must be received. This date must be not less than 14 days after the date of the invitation unless otherwise agreed in advance with the Inland Revenue;

2.3.4    the length of the Savings Contract (including whether it is possible to choose to defer receiving the bonus at the end of the savings period in order to receive an increased bonus) and the date of start of the savings;

2.3.5    the maximum number, if any, of Shares over which Options may be granted;

2.3.6    the maximum permitted Monthly Contribution. This will be the lesser of:

(i)    the maximum specified by the Taxes Act; and

(ii)    such sum (being a multiple of £1 and not less than the amount permitted under the relevant Savings Contract) as the Directors decide will apply in respect of that invitation;

2.3.7    the minimum permitted monthly contribution (being a multiple of £1 and not more than £5;

2.3.8    whether the bonus or interest payable under the Savings Contract may be used on the exercise of the Option to purchase Shares.

  Application

3.1    Form of Application

An application for an Option must include an application for a Savings Contract with a savings carrier nominated by the Directors. The application will be in writing in a form specified by the Directors and will require the Eligible Employee to state:

3.1.1    the Monthly Contribution he wishes to make subject to Rule 2.3.6;

3.1.2    that his proposed Monthly Contribution will not exceed the maximum permitted under the Taxes Act when aggregated with any Monthly Contributions he makes under any other Savings Contract; and

3.1.3    the length of the Savings Contract if relevant.

3.2    Number of Shares

Each Eligible Employee’s application will be for an Option over the largest whole number of Shares which he can acquire at the Option Price with the expected repayment (subject to Rule 2.3.8) under the related Savings Contract.

3.3    Modification of application and proposals

3.3.1    If there are applications for Options over more Shares than the maximum specified in the invitation, each application and proposal for a Savings Contract will be deemed to have been modified or withdrawn as described in Rule 4.

3.3.2    If an application for a Savings Contract specifies a Monthly Contribution which, when added to any other Monthly Contributions already being made by the Eligible Employee, exceeds the maximum permitted (whether under the Taxes Act, the Savings Contract or any limit specified in the invitation), the Directors are authorised to modify it by reducing the Monthly Contribution to the maximum possible amount.

  Scaling Down

4.1    Method

If valid applications are received for a total number of Shares in excess of any maximum number specified in the invitation under Rule 2.3.5 or any limit under Rule 7, the Directors will scale down applications by choosing one or more of the following methods:

4.1.1    reducing the proposed Monthly Contributions in excess of an amount chosen by the Directors, which must not be less than the minimum amount permitted under the Savings Contract, (the “Minimum Savings Amount”) by the same proportion to an amount not less than the Minimum Savings Amount; or

4.1.2    reducing the proposed Monthly Contributions by the same proportion to an amount not less than the Minimum Savings Amount; or

4.1.3    treating any elections for the maximum bonus as elections for the standard bonus; or

4.1.4    treating interest and bonus as wholly or partly excluded from the expected repayment amount.

The Directors may use other procedures or changes to the procedures described in this Rule 4.1 but they must agree these in advance with the Inland Revenue.

4.2    Insufficient Shares

If, having scaled down as described in Rule 4.1, the number of Shares available is insufficient to enable Options to be granted to all Eligible Employees making valid applications, the Directors may either select by lot, or determine in their absolute discretion not to grant any Options.

  Option Price

5.1    Setting the Price

The Directors will set the Option Price which must be:

5.1.1    not manifestly less than 80 per cent of the Market Value of a Share; and

5.1.2    if the Shares are to be subscribed, not less than the nominal value of a Share.

5.2    Market Value

“Market Value” on any particular day means:

5.2.1    where Shares of the same class are admitted to the Daily Official List of the London Stock Exchange the middle market quotation of a Share (as derived from the Daily Official List of the London Stock Exchange) on the immediately preceding Business Day;

5.2.2    where Shares of the same class are not so listed, the market value of a Share calculated as described in Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Shares Valuation Division of the Inland Revenue.

  Grant of Options

6.1    Time of grant

Subject to Rule 4.2, the Directors will grant by resolution an Option to each Eligible Employee who has submitted a valid application, which he has not withdrawn. This will be an Option to acquire, at the Option Price, the number of Shares for which he has applied (or is deemed to have applied). The grant will be made within 30 days (or 42 days if applications are scaled down) of the first day by reference to which the Option Price was calculated.

6.2    Restrictions on Grant

6.2.1    Anyone who at the Date of Grant is no longer an Eligible Employee cannot be granted an Option. If any Option is granted to him it will be void.

6.2.2    Options must not be granted after the tenth anniversary of the adoption of the Plan by the Company in general meeting.

6.2.3    Any Option which is purported to be granted in excess of the Plan limits in Rule 7 will take effect as an Option which would not exceed those limits.

6.3    Option Certificates

Options will be evidenced by a certificate in such form agreed by the Directors.

6.4    No payment for Options

Optionholders are not required to pay for the grant of any Option.

6.5    Disposal Restrictions

Except for the transmission of an Option on the death of an Optionholder to his personal representatives, neither an Option nor any rights in respect of it may be transferred, assigned or otherwise disposed of by an Optionholder to any other person. If an Optionholder tries to transfer, assign or dispose of an Option or rights in it, take instructions whether voluntarily or involuntarily, then the relevant Option will immediately lapse.

 6.6    Administrative errors

If any Option is granted on terms which are not in accordance with the provisions in these Rules, including the limits on participation, it shall be limited and take effect from the Date of Grant as being granted within the provisions of these Rules.

  Plan Limits

7.1    10 per cent in 10 year limit

The number of Shares which may be allocated under the Plan on any day will not exceed 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan operated by the Company.

7.2    5 per cent in 5 year limit

The number of Shares which may be allocated under the Plan on any day will not exceed 5 per cent of the ordinary share capital of the Company in issue immediately prior to that day, when added to the total number of Shares which have been allocated in the previous five years under the Plan and any other employee share plan adopted by the Company.

7.3    Exclusions

Where the right to acquire Shares was released or lapsed without being exercised the Shares concerned will be ignored when calculating the limits in this Rule.

7.4    Meaning of Allocate

“Allocate” means, in relation to any share option plan, placing unissued Shares under option and, in relation to other types of employee share plan, the issue and allotment of Shares.

  Variations in Share Capital

8.1    Adjustment of Options

If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital the Directors may adjust the following in any way (including retrospective adjustments):

8.1.1    the number or nominal amount of Shares comprised in each Option, or both, and

8.1.2    the Option Price.

The adjustment must not increase the total Option Price payable in relation to any Option if exercised in full to an amount exceeding the expected proceeds of the related Savings Contract at the appropriate Bonus Date. These are the proceeds taken into account under Rule 3.2 for calculating the number of Shares subject to the Option. The Directors must obtain the approval of the Inland Revenue before making any adjustments under this Rule 8.

8.2    Nominal Value

The Option Price of an Option to acquire existing Shares may be adjusted under Rule 8.1 to a price less than nominal value.

The Option Price of an Option to subscribe for Shares may only be adjusted under Rule 8.1 to a price per Share less than its nominal value, if the Directors resolve (subject to any necessary conditions) to capitalise the reserves of the Company in an amount equal to the difference between the adjusted Option Price payable in respect of Shares to be issued on exercise, and the nominal value of such Shares on the date of allotment of the Shares. If the Directors do not resolve to capitalise reserves on the exercise of the options, such adjustment will be deemed not to have been made.

8.3    Notice

The Directors may notify Optionholders of any adjustment made under this Rule 8.

  Exercise and Lapse - General Rules

9.1    Exercise

Except where exercise is permitted as described in Rule 10, an Option can only be exercised:

9.1.1    during the period of six months after the Bonus Date; and

9.1.2    so long as the Optionholder is a director or employee of a Participating Company.

9.2    Restrictions on exercise

An Optionholder cannot exercise his Options if he is (or was at the date of his death), ineligible to participate in the Plan because of paragraph 8 of Schedule 9 to the Taxes Act (material interest provisions).

9.3    Lapse

An Option will lapse on the earliest of:

9.3.1    the date the Optionholder ceases to be a director or employee of a Participating Company, unless any of the provisions of Rule 10 apply;

9.3.2    the date on which the Optionholder gives, or is deemed to give, notice that he intends to stop paying contributions under his Savings Contract;

9.3.3    the expiry of any period specified in Rule 10; or

9.3.4    six months after the Bonus Date, to the extent unexercised unless Rule 10.3 applies (Death).

9.4    Cessation of Employment

A woman who leaves employment in connection with her pregnancy will be regarded as having left employment on the date on which she indicates that she does not intend to return to work. If there is no such indication she will be regarded as having left employment on the last day on which she is entitled to return to work under the Employment Rights Act 1996 (unless she does in fact return to work on that day), or any later date specified in the terms of her employment.

  Exercise and Lapse - Exceptions to the General Rules

10.1   Cessation of employment

10.1.1    An Optionholder may exercise his Option within 6 months after he ceases to be a director or an employee of a Participating Company by reason of:

(i)    injury, disability, redundancy within the meaning of the Employment Rights Act 1996 or retirement on reaching the Specified Age or any other age at which he is bound to retire under the terms of his contract of employment; or

(ii)    his office or employment being in a company of which the Company ceases to have Control; or

(iii)    his contract of employment relating to a business or part of a business being transferred to a company which is neither an Associated Company nor a company of which the Company has Control.

10.1.2    If the Optionholder ceases to be a director or employee of a Participating Company more than three years after the Date of Grant he may exercise his option within six months of:

(i)    retirement in circumstances (other than those specified in Rule 10.1.1 (i)) which entitle him to receive an immediate pension; or

(ii)    leaving employment in connection with pregnancy. For the purposes of this Rule a woman leaves in connection with her pregnancy if she resigns while pregnant or does not return to work following Ordinary Maternity Leave or Additional Maternity Leave within the meaning of the Maternity and Parental Leave etc Regulations 1999. She will be regarded as having left employment in accordance with Rule 9.4.

10.1.3    For the purposes of this Rule 10.1, an Optionholder will be treated as ceasing to be a director or employee of a Participating Company when he ceases to be a director or employee of the Company, or of any company which is under the Control, or is an Associated Company, of the Company.

10.1.4    To the extent that any Option exercisable under this Rule 10.1 is not exercised within the period specified, it will lapse at the end of the period.

10.2   Employment with an Associated Company

If an Optionholder ceases to be a director or employee of a Participating Company but, at the Bonus Date, is an employee or director of an Associated Company or a company of which the Company has Control, he may exercise his Option within six months of that date.

10.3   Death

If an Optionholder dies, his Option may be exercised by his personal representatives within one year of:

10.3.1    the date of his death if death occurred before the relevant Bonus Date; or

10.3.2    the Bonus Date if the death occurred within six months of the relevant Bonus Date.

To the extent that any Option exercisable under this Rule 10.3 is not exercised within the period specified, it will lapse at the end of the period.

10.4   Specified Age

Where an Optionholder continues to be a director or employee of a Participating Company after the date on which he reaches the Specified Age, he may exercise his Option within 6 months of reaching the Specified Age.

10.5   Takeovers

If a person (or a group of persons acting in concert) obtains Control of the Company as a result of making:

(i)    a general offer to acquire the whole of the issued ordinary share capital of the Company which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)    a general offer to acquire all the shares in the Company which are of the same class as the shares are which the Options have been granted.

then an Option may be exercised within the 6 month period after the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. The Options will lapse at the end of the six month period.

If someone becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985, options may be exercised at any time when that person remains so bound or entitled and will lapse at the end of the relevant period referred to in Rule 11.3. If more than one period is relevant the Options will lapse at the end of the later period, unless the Directors give notice in writing to the Optionholders before the expiry of the relevant period that the Options will not lapse.

10.6   Company Reconstructions

If under Section 425 of the Companies Act 1985 or Article 418 of the Companies Act (Northern Ireland) Order 1986, the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, Options may be exercised within the six month period after the date of the court sanction unless the Acquiring Company makes an offer to exchange options in accordance with Rule 11. Any Option not so exercised will lapse at the end of that period.

10.7   Winding-up

If notice is duly given of a resolution for the voluntary winding-up of the Company, Options may be exercised for six months after the date of the resolution. However, the issue of Shares after such exercise has to be authorised by the liquidator or the court (if appropriate), and the Optionholder must apply for this authority and pay his application cost. Any Options not exercised during that period will lapse at the end of the period.

10.8   Reorganisations and mergers

If, as a result of events specified in Rule 10.5, 10.6 or 10.7 a company (the “Acquiring Company”) has obtained Control of the Company or has become bound or entitled as mentioned in Rule 10.5 and:

10.8.1    the shareholders of the Acquiring Company, immediately after it has obtained Control, are substantially the same as the shareholders of the Company immediately before then; or

10.8.2    the obtaining of Control amounts to a merger with the Company; and

the Acquiring Company consents to the replacement of Options under this Rule 10.8 then Options will not become exercisable. Instead all rights under the Scheme will be replaced in accordance with Rule 11.

10.9   Loss of Ownership

Where the Optionholder is deprived of the legal or beneficial ownership of the Option by operation of law, or does anything or omits to do anything which causes him to be so deprived, or becomes bankrupt, all his Options will lapse.

10.10 Priority

If there is any conflict between any of the provisions in Rules 9 and 10, the provision which results in the shortest exercise period or earliest lapse of the Option, or both, will prevail.

  Exchange of Options

11.1   This Rule applies if a company (the“Acquiring Company”):

11.1.1    obtains Control of the Company as a result of making a general offer to acquire:

(i)    the whole of the issued ordinary share capital of the Company (other than that which is already owned by it or its subsidiary or holding company) made on a condition such that, if satisfied, the Acquiring Company will have Control of the Company; or

(ii)    all the Shares (or those Shares as are not already owned by the Acquiring Company or its subsidiary or holding company); or

11.1.2    obtains Control of the Company following a compromise or arrangement sanctioned by a court under Section 425 of the Companies Act 1985; or

11.2.3    becomes bound or entitled to acquire Shares under Section 428 to 430F of the Companies Act 1985.

11.2   Exchange

If this happens, an Optionholder may during the period referred to in Rule 11.3, agree with the Acquiring Company to release his Option in return for a new option. The new option must be equivalent to the released Option under Paragraph 15(3) of Schedule 9 to the Taxes Act. It will be over shares in the Acquiring Company or some other company falling within Paragraph 10(b) or Paragraph 10(c) of Schedule 9 to the Taxes Act.

11.3   Period for Substitution

The period referred to in Rule 11.2 is:

11.3.1    in a case falling within Rule 11.1.1, six months starting with the time when the Acquiring Company obtains Control of the Company and any condition subject to which the offer is made is satisfied;

11.3.2    in a case falling within Rule 11.1.2, six months starting with the time when the court sanctions the compromise or arrangement; and

11.3.3    in a case falling within Rule 11.1.3, the period during which the Acquiring Company remains so bound or entitled.

11.4   Consequences of Exchange

Where an Optionholder is granted a new option for release of his old option as described in this Rule 11 then:

11.4.1    the new option will be treated as having been acquired at the same time as the old option and be exercisable in the same manner and at the same time as the old option;

11.4.2    the new option will be subject to the provisions of the Plan as it had effect in relation to the old option immediately before the release but Rule 14.2 will not apply. In addition, the Inland Revenue may agree other changes;

11.4.3    with effect from the release and grant:

(i)    Rules 1, 5 and 8 to 13 (inclusive) will be construed, in relation to the new option, as if references to Shares were references to shares for which the new option is granted; and

(ii)    Rules 8, 10.3 to 10.7 and 11 to 13 (inclusive) will be construed, in relation to the new option, as if references to the Company were references to the Acquiring Company.

  Exercise of Options

12.1   Limit on exercise

An Optionholder may exercise his Option using funds equal to or less than the amount repaid under his Savings Contract, including any bonus or interest. An Optionholder can only use Monthly Contributions made before the date of exercise of the Option, or any bonus or interest on them.

12.2   Manner of Exercise

Options must be exercised by notice delivered to the Secretary of the Company or other duly appointed agent in such form as the Directors may determine and be accompanied by:

12.2.1    if the Company so requires, the relevant option certificate or other evidence of the Option;

12.2.2    payment in full and evidence of the termination of the Savings Contract; or

12.2.3    authority to terminate the Savings Contract and use a specified amount to acquire the number of Shares over which the Option is being exercised.

The date of receipt by the Secretary of the Company or other duly appointed agent of these documents and payment will be the Option Exercise Date.

12.3   Part Exercise

Options may be exercised in respect of all the Shares under the Option or some only of the Shares. However, Options must be exercised as to an aggregate Option Price of at least £100. These restrictions will not apply where an Option is exercised to the full extent possible at the time.

12.4   Issue or transfer

Subject to Rule 12.6:

12.4.1    Shares to be issued following the exercise of an Option will be issued within 30 days of the Option Exercise Date; or

12.4.2    if Shares are to be transferred following the exercise of an Option, the Directors will procure this transfer within 30 days of the Option Exercise Date.

12.5   Rights

12.5.1    Shares issued on exercise of an Option will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

12.5.2    Where Shares are to be transferred on the exercise of an Option, Optionholders will be entitled to all rights attaching to the Shares by reference to a record date after the transfer date. They will not be entitled to rights before that date.

12.6   Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Optionholder will be responsible for complying with any requirements he needs to fulfill in order to obtain or avoid the need for these consents.

12.7   Articles of Association

Any Shares acquired on the exercise of Options will be subject to the Articles of Association of the Company from time to time in force.

12.8   Listing and Trading

If and so long as the Shares are listed on the Official List of UK Listing Authority and traded on the London Stock Exchange, the Company will apply for listing and for the Shares to be admitted to trading of any Shares issued pursuant to the Plan as soon as practicable after their allotment.

  General

13.1   Notices

Any notice or other document which has to be given under or in connection with the Plan may be:

13.1.1    delivered to an Optionholder or sent by post to him at his home address according to the records of his employing company;

13.1.2    [sent by email to any address which according to the records of his employing company is used by him (or such other email address as he may from time to time specify);]

or in either case to such other address which the Company considers to be appropriate.

Any notice or other document which has to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place as the Directors may from time to time decide and notify to Optionholders) or, if the Directors allow, sent by email to the email address for the time being of the Company.

Notices sent by post will be deemed to have been given on the [second] day after the date of posting.

Notices sent by email, in the absence of evidence to the contrary, will be deemed to have been received on the first day after sending.

13.2   Documents sent to Shareholders

The Company may send to Optionholders copies of any documents or notices normally sent to the holders of its Shares, at or around the same time as issuing them to the holders of its Shares.

13.3   Availability of Shares

The Company will keep available for allotment sufficient unissued Shares for all Options under which Shares may be subscribed or will procure that sufficient Shares are available for transfer for all Options under which Shares may be acquired.

13.4   Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Plan will be final and conclusive.

13.5   Costs

The Company will pay the costs of introducing and administering the Plan.

13.6   Regulations

The Directors have the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with the Rules.

13.7   Terms of Employment

Nothing in this Plan will in any way be construed as imposing on a Participating Company a contractual obligation as between the Participating Company and an Eligible Employee to offer participation in this Plan.

Any person who ceased to be an employee of any Participating Company or any Associated Company or any company which is under the Control of the Company because of dismissal or termination of employment (however caused) or who is under notice of termination of employment will in no circumstances be entitled to claim any compensation in respect of the operation of the Plan including but not limited to the application of the provisions of the Taxes Act. If necessary that person’s terms of employment will be varied accordingly.

13.8   Option certificates lost or damaged

If any option certificate or statement is worn out, defaced or lost, the Directors may replace it on such conditions as they wish to set. If an Option is exercised in part, and the balance remains exercisable, the Directors may provide the Optionholder with a balance certificate or statement.

13.9   Employee Trust

The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

13.10 Withholding

The Company, any employing company or the trustee of any employee benefit trust may withhold any amount and make any such arrangements, including the sale of any Shares on behalf of an Optionholder, as it considers necessary to meet any liability to taxation or social security contributions in respect of Options granted to the Optionholder pursuant to this Plan.

13.11 Data protection

13.11.1    Notices

All notices under the Scheme shall be in writing at the determination of the Directors and, if to the Company, shall be either:

13.11.2   The Optionholder consents to the holding and processing of personal data provided by the Optionholder to the Company or its agent for all purposes relating to the operation of the Plan. These include, but are not limited to:

(i)    administering and maintaining Optionholder records;

(ii)    providing information to future purchasers of the Company or the business in which the Optionholder works;

(iii)    transferring information about the Optionholder to and Associated Company and to a country or territory outside the European Economic Area for the purposes of the Plan.

  Changing the Plan and Termination

14.1   Directors’ powers

Except as described in the rest of this Rule 14, the Directors may at any time change the Plan in any way.

14.2   Shareholders’ approval

14.2.1    Except as described in Rule 14.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the advantage of present or future Optionholders which relate to the following:

(i)    the persons to whom or for whom Shares may be provided under the Plan;

(ii)    the limitations on the number of Shares which may be issued under the Plan;

(iii)    the maximum Monthly Contribution which may be made under the Plan;

(iv)    the determination of the Option Price;

(v)    any rights attaching to the Options and the Shares;

(vi)    the rights of Optionholders in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;

(vii)    the terms of this Rule 14.2.1.

14.2.2    The Directors need not obtain the approval of the Company in general meeting for any minor changes:

(i)    to benefit the administration of the Plan;

(ii)    which are necessary or desirable in order to maintain Inland Revenue approval of the Plan under Schedule 9 to the Taxes Act or any other enactment;

(iii)    to comply with or take account of the provisions of any proposed or existing legislation;

(iv)    to take account of any changes to the legislation; or

(v)    to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Optionholder.

14.3   Revenue Approval

If the approved status of the Plan is to be maintained, no change to the Plan made after it has been approved under Parts I, II and III of Schedule 9 to the Taxes Act will have effect until the change is approved by the Inland Revenue.

14.4   Overseas Employees

Irrespective of any other provision of the Plan (but subject always to [Rule 14.2]), the Directors may change the Plan and the terms of Options as they consider necessary or desirable to take account of, or to mitigate, or to comply with relevant overseas taxation, securities or exchange control laws but the terms of Options granted to such Eligible Employees must not be more favourable overall than the terms of Options granted to other Eligible Employees.

14.5   Notice

The Directors may give written notice to any Optionholder affected by the change.

14.6   Termination of the Plan

The Directors may terminate the Plan at any time. If this is not done, the Plan will terminate on the tenth anniversary of the adoption of the Plan by the Company, but Options granted before such termination will continue to be valid and exercisable as described in these Rules.

  Governing Law and Jurisdiction

English law governs the Plan and all Options and their construction. The English courts have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Option.